UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )


                         SteriGenics International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  85915R 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

---------------------------------------                                        --------------------------------------
CUSIP NO.    85915R 10 5                                 13G                             Page 2 of 5 Pages
             -------------
---------------------------------------                                        --------------------------------------

----------- ---------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Charles W. King, Jr., as Trustee of the Charles W. King, Jr. Revocable Trust
----------- ---------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                        (a)  [ ]
                                                                                                        (b)  [ ]
----------- ---------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ---------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States of America
---------------------------------------------------------------------------------------------------------------------
   NUMBER OF SHARES     5      SOLE VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING           505,100
     PERSON WITH        ---------------------------------------------------------------------------------------------
                        6      SHARED VOTING POWER

                               0
                        ---------------------------------------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                                 505,100
                        ---------------------------------------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0
------------------------------------- -------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              505,100
----------- ---------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            [ ]
----------- ---------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                              7.3%
----------- ---------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON *

                              IN
----------- ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------     ------------------------------------
CUSIP NO.    85915R 10 5                 13G           Page 3 of 5 Pages
---------------------------------------      -----------------------------------

Item 1.

         (a)      Name of Issuer:   SteriGenics International, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                                            4020 Clipper Court
                                            Fremont, CA  94538
Item 2.

         (a)      Name of Person Filing:    Charles W. King, Jr.,
                                            in his capacity as Trustee of the
                                            Charles W. King, Jr. Revocable Trust

         (b)      Address of Principal Business Office or, if none, Residence:

                              416 Sand Hill Circle
                              Menlo Park, CA 94025

         (c)      Citizenship:      United States of America

         (d)      Title of Class of Securities:  Common Stock

         (e)      CUSIP Number:     85915R   10   5

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      [ ]   Broker or Dealer registered under section 15 of the Act

         (b)      [ ]   Bank as defined in section 3(a)(6) of the Act

         (c)      [ ]   Insurance  Company as defined in section 3(a)(19) of the
                        Act

         (d)      [ ]   Investment  Company  registered  under  section 8 of the
                        Investment Company Act

         (e)      [ ]   Investment  Adviser  registered under section 203 of the
                        Investment Advisers Act of 1940

         (f)      [ ]   Employee Benefit Plan,  Pension Fund which is subject to
                        the  provisions  of  the  Employee   Retirement   Income
                        Security  Act  of  1974  or  Endowment   Fund:  see  ss.
                        240.13d-1(b)(1)(ii)(F)

         (g)      [ ]   Parent   Holding   Company,   in  accordance   with  ss.
                        240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h)      [ ]   Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

                               Page 3 of 5 pages

---------------------------------------     ------------------------------------
CUSIP NO.    85915R 10 5                 13G           Page 4 of 5 Pages
---------------------------------------      -----------------------------------

Item 4.           Ownership

         (a) Amount Beneficially Owned: 505,100. These shares are held by Mr. King, in his capacity as Trustee of the Charles W. King, Jr. Revocable Trust.

         (b) Percent of Class: 7.3%, based on 6,939,846 shares outstanding on December 31, 1997.

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:   505,100

                  (ii)     shared power to vote or to direct the vote:       0

                  (iii)    sole power to dispose or to direct the disposition
                           of:                                         505,100

                  (iv)     shared power to dispose or to direct the disposition
                           of:                                              0


Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable

Item 8.  Identification and Classification of Members of the Group

                  Not applicable

Item 9.  Notice of Dissolution of the Group

                  Not applicable

Item 10. Certification

                  Not applicable

                               Page 4 of 5 pages

---------------------------------------     ------------------------------------
CUSIP NO.    85915R 10 5                 13G           Page 5 of 5 Pages
---------------------------------------      -----------------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 4, 1998

                                           /s/ Charles W. King, Jr., Trustee
                                           -------------------------------------
                                           Charles W. King, Jr., Trustee

                               Page 5 of 5 pages